Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

News Media

Investor Relations

Paul Fitzhenry	Ed Arditte
609-720-4261	609-720-4621
pfitzhenry@tyco.com	Antonella Franzen
609-720-4665

Tyco International Acquires Last Major Sensormatic® Franchise

PEMBROKE, Bermuda, July 25, 2008 — Tyco International Ltd. (NYSE: TYC, BSX: TYC) announced today an agreement to purchase substantially all of the assets of Sensormatic Security Corporation (SSC) for approximately $81 million. SSC is a franchisee of Sensormatic Electronics Corporation in the states of Virginia and Maryland and in the District of Columbia.

Sensormatic Electronics Corporation originally granted the franchise to SSC more than 40 years ago, prior to Tyco’s acquisition of Sensormatic in 2001. It is the last remaining major Sensormatic franchise. Under the original agreement, SSC was granted rights to sell, install and service certain Sensormatic products and entitled to commissions on certain Sensormatic products sold, installed or shipped into its franchise territories by other companies.

The transaction is expected to close as soon as practicable following satisfaction of all closing conditions. Contemporaneously, Sensormatic and SSC will also settle the previously disclosed litigation between the parties related to the SSC franchise.

Sensormatic, part of Tyco International, is the industry leading provider of retail loss prevention solutions. The Sensormatic solutions portfolio is sold through ADT and Tyco partners around the world.

ABOUT TYCO INTERNATIONAL

Tyco International (NYSE: TYC) is a diversified, global company that provides vital products and services to customers in more than 60 countries. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2007 revenue of more than $18 billion and has 118,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

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